Exhibit 10.3

Covenant Logistics Group

Supplemental Savings Plan

(Revised and Restated as of May 17, 2023)

ARTICLE I. INTRODUCTION.

WHEREAS, Covenant Logistics Group, Inc. (the "Company") established a plan solely to provide deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), effective as of the Effective Date (as defined herein);

WHEREAS, this Covenant Logistics Group Supplemental Savings Plan (the "Plan") is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Code Section 409A") and regulations thereunder;

WHEREAS, vested accrued benefits shall be paid from the Company’s general assets and/or assets set aside in a grantor trust by the Company to meet its obligations under the Plan; and

WHEREAS, the Company now wishes to revise and restate the Plan.

NOW, THEREFORE, the Company does hereby adopt the revised and restated Plan as follows:

ARTICLE II. DEFINITIONS.

"Account" means a bookkeeping account established and maintained by the Company with respect to each Participant to which (i) Salary Reduction Contributions, (ii) Bonus Reduction Contributions, (iii) Commission Reduction Contributions, (iv) Director Fee and Retainer Reduction Contributions, (v) Matching Contributions, and (vi) Nonelective Company Contributions shall be credited.

"Beneficiary" shall have the meaning set forth in Section 7.1.

"Board" means the Company's Board of Directors.

"Bonus" means any cash incentive or performance bonus (not including restricted stock units) payable to an Eligible Employee or Director by the Company during any portion of a Plan Year in which the Eligible Employee or Director is a Participant.

"Bonus Reduction Contribution" means an amount of Bonus a Participant elects to defer under his or her Deferral Agreement that shall be deducted from the Participant's Bonus without reduction for any taxes or withholding (except to the extent required by law or under Code Section 409A).

"Change in Control" means

(a) the date any Person or more than one Person acting as a group (as determined under Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires ownership of the stock of the Company that, together with stock held by such Person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of such Company;

(b) the date any one Person, or more than one Person acting as a group (as defined under Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the corporation possessing thirty percent or more of the total voting power of the stock of such corporation;

(c) the date that a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(d) the date that any Person or more than one Person acting as a group (as defined under Treasury Regulation §1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than forty percent of the total gross fair market value of all assets of the Company immediately before such acquisition or acquisitions. For purposes of this subsection (d), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

"Claimant" means a Participant (or in the case of the Participant's death, the Participant's Beneficiary or Beneficiaries) who makes a written application to the Plan Administrator for benefits that he or she believes are due under the Plan.

"Code" means the Internal Revenue Code of 1986, as amended.

"Code Section 409A" means Section 409A of the Code and all regulatory and interpretive guidance issued thereunder from time to time.

“Commission” means “sales commission compensation” within the meaning of Code Section 409A. Whether commissions constitute “sales commission compensation” within the meaning of Section 409A shall be determined under procedures established by the Plan Administrator and in accordance with the Code Section 409A.

“Commission Reduction Contribution” means an amount of Commission a Participant elects to defer under his or her Deferral Agreement that shall be deducted from the Participant’s Commission without reduction for any taxes or withholding (except to the extent required by law or under Code Section 409A).

"Compensation" means amounts attributable to Salary, Bonus, Commission, and/or Director Fees and Retainers.

"Company" means Covenant Logistics Group, Inc.

"Company Contributions" means Matching Contributions and/or Nonelective Company Contributions made by the Company on behalf of a Participant.

"Deferral Agreement" means an election by an Eligible Employee or Director to (i) make a Salary Reduction Contribution, Bonus Reduction Contribution, Commission Reduction Contribution, and/or Director Fee and Retainer Reduction, and (ii) specify a time and form of distribution for Salary Reduction Contributions, Bonus Reduction Contributions, Commission Reduction Contributions, Director Fee and Retainer Contributions, and/or Company Contributions made on his or her behalf.

“Director” means a member of the Company’s Board who is not an employee of the Company or of an employer with whom the Company would be considered a single employer under Code Sections 414(b) or (c).

“Director Fees and Retainers” means the cash fees and cash retainers paid to Directors as compensation for serving as a Director, which are paid following the end of each calendar quarter of service as a director.

“Director Fee and Retainer Reduction Contribution” means an amount of Director Fees and Retainers a Participant elects to defer under his or her Deferral Agreement that shall be deducted from the Participant’s Director Fees and Retainers without reduction for any taxes or withholding (except to the extent required by law or under Code Section 409A).

"Disability" or "Disabled" means: a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

"Distributable Event" means an event described in Section 5.2.

"Effective Date" means July 1, 2022.

"Election Period" means the enrollment window(s) designated by the Company or Plan Administrator in which a Participant may be permitted to enter into or modify a Deferral Agreement in accordance with the terms of the Plan.

"Eligible Employee" means an individual who is part of a select group of management or highly compensated individuals who performs services, as an employee, for the Company or any employer with whom the Company would be considered a single employer under Code Sections 414(b) or (c), and who has been chosen by the Company, in its sole discretion, to be eligible to participate in the Plan.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Investment Fund" means an investment fund or vehicle or other measure for crediting earnings, including, without limitation, certificates of deposit, mutual funds, money market accounts or funds, limited partnerships, or debt or equity securities, in which the amount credited to a Participant's Accounts may be deemed to be invested.

"Legally Binding Right" means a nonforfeitable right that cannot be reduced or eliminated within the meaning of Code Section 409A.

"Matching Contribution" means an amount contributed by the Company on behalf of a Participant who elects to make a Salary Reduction Contribution, Bonus Reduction Contribution, and/or Commission Reduction Contribution under the Plan, and which is a percentage of such contribution up to a maximum amount as determined by the Company in its sole discretion.

"Nonelective Company Contribution" means an amount contributed by the Company on behalf of a Participant, which may be designated as a flat dollar amount or as a percentage of Salary, Bonus, Commission, and/or Director Fees and Retainers.

"Participant" means any Eligible Employee or Director who has elected to participate in the Plan by entering into a Deferral Agreement.

"Performance-Based Compensation" means a Bonus to which a Participant is entitled upon satisfying organizational or individual performance goals for a performance period that is at least twelve consecutive months. Whether or not a Bonus is considered Performance-Based Compensation shall be determined under procedures established by the Plan Administrator and in accordance with Code Section 409A.

"Person" means such term as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 and as used in Sections 13(d)(3) and 14(d)(2) of such Act.

"Plan" means this Covenant Logistics Group Supplemental Savings Plan.

"Plan Administrator" means the Board or a committee appointed by the Board in accordance with Section 8.1.

"Plan Year" means a calendar year.

"Retirement Age" means the date on which a Participant’s age and service with the Company (as an employee or Director) first total 70.

"Salary" means the base cash salary payable to an Eligible Employee by the Company during any portion of a Plan Year in which the Eligible Employee is a Participant.

"Salary Reduction Contribution" means an amount of Salary a Participant elects to defer under his or her Deferral Agreement which shall be deducted from the Participant's Salary without reduction for any taxes or withholding (except to the extent required by law or under Code Section 409A).

"Separation from Service" means a "separation from service" within the meaning of Code Section 409A.

"Specified Employee" means a Participant who, as of the date of such Participant's Separation from Service, is a key employee of the Company if the Company is then publicly traded on an established securities market or otherwise, and, for purposes of this definition, a Participant is a key employee if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve-month period ending on the identification date. If the Participant is a key employee as of the identification date, the Participant shall be treated as a Specified Employee for purposes of the Plan for the entire twelve-month period beginning on the effective date. The identification date shall be December 31, and the effective date shall be April 1, unless subsequently changed by the Plan Administrator in accordance with the requirements of Code Section 409A.

"Trust" means a trust that may be established, in the Company's sole discretion, pursuant to a trust agreement between the Company and a trustee in order to set aside assets in respect of the Company's obligations under the Plan, which trust shall meet the requirements of a "grantor trust" under Revenue Procedures 92-64 and 92-65 and otherwise shall meet the requirements under Code Section 409A.

"Unforeseeable Emergency" means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether or not a Participant has an Unforeseeable Emergency shall be determined by the Plan Administrator in accordance with Code Section 409A.

ARTICLE III. ELIGIBILITY AND PARTICIPATION.

3.1. Eligibility to Participate in the Plan. An Eligible Employee or Director shall become a Participant in the Plan by executing a Deferral Agreement in accordance with procedures established by the Plan Administrator.

3.2. Change in Employment Status or Status as a Director. During any period in which a Participant remains in the employ or service of the Company, but ceases to be an Eligible Employee or Director, he or she shall cease to be eligible to make future deferrals of Compensation or receive Company Contributions under the Plan; however, all past Deferral Agreements of the Participant shall remain in effect.

ARTICLE IV. ELECTIONS AND CONTRIBUTIONS.

4.1. Deferral Elections.

(a) Deferral Agreement.

(1) Salary. An Eligible Employee may make an irrevocable Deferral Agreement to make a Salary Reduction Contribution in one-percent increments, not to exceed 50% of Salary, during an Election Period within the Plan Year preceding the Plan Year in which the Participant provides the services for which the Salary is paid.

(2) Bonus. An Eligible Employee may make an irrevocable Deferral Agreement to make a Bonus Reduction Contribution in one-percent increments, not to exceed 100% of a Bonus, during an Election Period within the Plan Year preceding the first Plan Year in which the Participant provides the services with respect to which the Bonus is earned.

(3) Commission. An Eligible Employee may make an irrevocable Deferral Agreement to make a Commission Reduction Contribution in one-percent increments, not to exceed 100%, of Commissions during an Election Period within the Plan Year preceding the Plan Year in which the Participant provides the services for which the Commissions are paid.

(4) Director Fees and Retainers. A Director may make an irrevocable Deferral Agreement to make a Director Fee and Retainer Reduction Contribution in one-percent increments, not to exceed 100%, of the Director Fees and Retainers during a Election Period within the Plan Year preceding the Plan Year in which the Participant provides the services for which the Director Fees and Retainers are paid.

(5) Any Deferral Agreement must specify, with respect to any Salary Reduction Contributions, Bonus Reduction Contributions, Commission Reduction Contributions, and/or Director Fee and Retainer Contributions:

(i) The form of distribution; and

(ii) The time of distribution.

(6) A Deferral Agreement shall be made in accordance with procedures established by the Plan Administrator and in accordance with Code Section 409A.

(b) Notwithstanding the foregoing:

(1) Newly Eligible Participants. An Eligible Employee or Director who is eligible to participate in the Plan for the first time and who has never been eligible to participate in another account balance plan (within the meaning of Code Section 409A) of the Company will become eligible on the first day of the calendar quarter after first becoming an Eligible Employee or Director. Such an Eligible Employee or Director may make an initial Deferral Agreement to make a Salary Reduction Contribution, Bonus Reduction Contribution, Commission Reduction Contribution, and/or Director Fee and Retainer Contribution either before becoming eligible or within 30 days of becoming eligible (that is, either before, or within 30 days following, the beginning of the first calendar quarter after becoming an Eligible Employee or Director). Any such Deferral Agreement must, however, apply only to Compensation paid for services performed after the election and after becoming eligible. For this purpose, an election will be considered to apply to Compensation paid for services performed after an election if the election applies to no more than an amount equal to the total amount of the Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(2) Bonuses. If the Plan Administrator, in its sole discretion, determines that a Bonus constitutes Performance-Based Compensation, an Eligible Employee may make an irrevocable Deferral Agreement to make a Bonus Reduction Contribution with respect to such Performance-Based Compensation (in one-percent increments, not to exceed 100% of the Bonus), no later than six months before the end of the applicable performance period. In order to make a Deferral Agreement under this Section 4.1.(b)(2), (i) the Participant must perform services for the Company continuously from the later of the beginning of the performance period or the date the Company establishes the performance goals through the date the Participant makes the Deferral Agreement, and (ii) the amount of the Performance-Based Compensation that will be earned must not be readily ascertainable (e.g., because the performance goals are not certain to be achieved) as of the date of the Deferral Agreement.

(3) Commissions. In the case of Commissions, a Participant shall be treated as providing the services to which that Commission relates only in (A) the Participant’s taxable year in which the customer remits payment to the Company, or (B) if the Plan Administrator in its sole discretion so determines, and if applied consistently to all similarly situated Participants, the Participant’s taxable year in which the sale occurs. A Participant may, therefore, make an irrevocable Deferral Agreement to make a Commission Reduction Contribution by December 31 of the calendar year preceding the year in which the customer remits payment, or if the Plan Administrator so decides, under a consistently applied rule, December 31 of the calendar year preceding the year in which the sale occurs.

(c) Failure to Make Timely Election. If an Eligible Employee or Director fails to enter into a timely Deferral Agreement, the Eligible Employee or Director shall be deemed to have elected to make no Salary Reduction Contributions, Bonus Reduction Contributions, Commission Reduction Contributions, or Director Fee and Retainer Contributions for the applicable Plan Year.

(d) Crediting of Reduction Contributions. Salary Reduction Contributions, Bonus Reduction Contributions, Commission Reduction Contributions, and Director Fee and Retainer Contributions made by a Participant under this Section shall be credited to the Participant's Account as soon as practicable after the Compensation subject to the Deferral Agreement would otherwise have been paid to the Participant.

(e) Vesting. A Participant shall be fully vested in his or her Salary Reduction Contributions, Bonus Reduction Contributions, Commission reduction Contributions, and Director Fee and Retainer Contributions.

4.2. Company Contributions.

(a) Matching Contributions. The Company may make a Matching Contribution, in an amount determined by the Company in its sole discretion.

(b) Nonelective Company Contributions. The Company may make Nonelective Company Contributions under this Plan, in an amount determined by the Company in its sole discretion.

(c) Election of Time and Form of Distribution for Company Contributions.

(1) Matching Contributions. Matching Contributions shall be distributed at the same time and in the same form as the distribution of the Salary Reduction Contribution, Bonus Reduction Contribution, Commission Reduction Contribution, and/or Director Fee and Retainer Contribution to which the Matching Contribution relates.

(2) Nonelective Company Contributions. A Participant may make an irrevocable Deferral Agreement with respect to Nonelective Company Contributions for a year, specifying:

(i) The form of distribution; and

(ii) The time of distribution.

A Participant shall have the same options as to the time and form of distribution of Nonelective Company Contributions as those set out in Article V for Salary Reduction Contributions, Bonus Reduction Contributions, Commission Reduction Contributions, and Director Fee and Retainer Contributions. A Participant’s election of a time and form of distribution for a Nonelective Company Contribution need not be the same as the time and form of distribution the Participant chooses for Compensation the Participant elects to defer for the same year.

(3) Deadline for Nonelective Company Contribution Election. The time and form of distribution for Nonelective Company Contributions must be specified prior to the time the Participant obtains a Legally Binding Right to such Company Contributions, unless the Legally Binding Right is to a payment in a subsequent year that is subject to a condition requiring the Participant to continue to provide services for a period of at least 12 months from the date the Participant obtains the Legally Binding Right to avoid forfeiture of the payment. In the latter event, an election as to the form and time of distribution for the Nonelective Company Contribution may be made on or before the 30th day after the Participant obtains the Legally Binding Right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. After such time, modification to the time or form of distribution may only be made in accordance with Section 4.3.

(4) A Deferral Agreement shall be made in accordance with procedures established by the Plan Administrator and in accordance with Code Section 409A.

(d) Crediting of Company Contributions. Company Contributions made on behalf of a Participant and deferred under this Section shall be credited to the Participant's Account as soon as practicable.

(e) Vesting of Company Contributions. A Participant shall vest in Company Contributions credited to the Participant's Account with respect to a Plan Year on the date or dates specified by the Plan Administrator or Company prior to the date on which the Participant first obtained a Legally Binding Right to such Company Contributions (generally, the date they are credited to the Participant's Account), contingent upon such Participant's continued employment with the Company through the date or dates established for vesting. Company Contributions made to a Participant’s Account shall, however, become fully vested upon a Change in Control, the Participant’s death, or the Participant becoming Disabled; provided, that any Company Contributions that are not vested as of the date of a Participant's Separation from Service shall be forfeited upon such Separation from Service.

4.3. Changes in Time or Form of Distribution.

(a) A Participant may make a subsequent election to change the time and/or form of a distribution he or she specified in his or her Deferral Agreement, but only if the following conditions are satisfied:

(1) The election may not take effect until at least twelve months after the date on which the election is made;

(2) A distribution may not be made earlier than at least five years from the date the distribution would have otherwise been made;

(3) The election must be made at least twelve months before the date of the first scheduled distribution; and

(4) The election may not result in an impermissible acceleration of payment prohibited under Code Section 409A and applicable guidance thereunder. If the Plan Administrator, in its sole discretion, determines that a change in the time and/or form of a distribution will result in an impermissible acceleration, the Plan Administrator reserves the right to refuse to honor the change.

(b) The rules set forth in this Section may apply separately to each time and/or form of distribution specified in a Participant's Deferral Agreement.

(c) A change in the time and/or form of distribution shall be made in accordance with procedures established by the Plan Administrator and in accordance with Code Section 409A.

ARTICLE V. DISTRIBUTION OF ACCOUNT BALANCES.

5.1. Form of Distribution.

(a) Participant Contributions. A Participant may elect in his or her Deferral Agreement to have his or her Salary Reduction Contributions, Bonus Reduction Contributions, Commission Reduction Contributions, and/or Director Fee and Retainer Contributions distributed in:

(1) A single lump sum payment; or

(2) Annual installment payments over two, three, four, or five years where the Participant has chosen distributions to start on a date specified by the Participant; or annual installment payments over five, ten or fifteen years where the Participant elects to start distributions upon Separation from Service. A Participant electing installment payments over a period of years must designate in his or her Deferral Agreement the number of annual installments to be made.

(b) Matching Contributions. Vested Matching Contributions shall be distributed in the same form as the Salary Reduction Contributions, Bonus Reduction Contributions, Commission Reduction Contributions, and/or Director Fee and Retainer Contributions to which they relate.

(c) Nonelective Company Contributions. A Participant may make an irrevocable Deferral Agreement specifying the form of distribution for a Nonelective Company Contribution, choosing from the same options as those set out in subsection (a) above. If a Participant does not make a timely election (timely under the rules set out in Section 4.2(c)(3)) with respect to the form of distribution for a Nonelective Company Contribution, distribution of the vested portion of the Nonelective Company Contribution shall be made in a single lump sum.

(d) The distribution form(s) elected under this Section shall be made (or commence) upon the occurrence of a Distributable Event, and in accordance with the Company's distribution procedure.

5.2. Time of Distribution.

(a) Participant Contributions. A Participant may elect in his or her Deferral Agreement to have his or her Salary Reduction Contributions, Bonus Reduction Contributions, Commission Reduction Contributions, and/or Director Fee and Retainer Contributions distributed commencing on one of the following Distributable Events, or on the earlier to occur of the following Distributable Events:

(1) the Participant's Separation from Service; or

(2) a date specified by the Participant that is at least two years after the effective date of the Deferral Agreement.

(b) Special Rule for Bonus Reduction Contributions. Except for bonuses with respect to which the Board or Compensation Committee of the Board indicates when approving the Bonus program that this subsection does not apply, if a Participant’s Deferral Agreement elects Separation from Service as a Distributable Event for a Bonus Reduction Contribution, distribution of that Bonus Reduction Contribution upon Separation from Service will commence on the later of Separation from Service or the 90th day after the end of the performance period for the Bonus (or, if later, in the case of a Specified Employee at the time indicated in Section 5.3).

(c) Matching Contributions. Vested Matching Contributions shall be distributed at the same time as the Salary Reduction Contributions, Bonus Reduction Contributions, Commission Reduction Contributions, and/or Director Fee and Retainer Contributions to which they relate.

(d) Nonelective Company Contributions. A Participant may make an irrevocable Deferral Agreement specifying the time of distribution for a Nonelective Company Contribution, choosing from the same options as those set out in subsection (a) above. If a Participant does not make a timely election (timely under the rules set out in Section 4.2(c)(3)) with respect to the time of distribution a Nonelective Company Distribution, distribution of the vested portion of the Nonelective Company Contribution shall be made within 60 days after the Participant’s Separation from Service.

(e) Month When Payment Starts. Lump sum payments and annual installments shall be made in the month of February. In the case of a Separation from Service of a Specified Employee, distributions under subsection (a)(1) of this Section 5.2. may not, however, be made before the date which is six months after the date of the Specified Employee's Separation from Service (or, if earlier, the date of death of the Specified Employee).

5.3. Distribution to Specified Employee Due to Separation from Service. Notwithstanding any other provisions of this Plan to the contrary, in the case of a Separation from Service of a Specified Employee distributions that are to be made due to that Separation from Service may not be made before the date which is six months after the date of the Specified Employee's Separation from Service (or, if earlier, the date of death of the Specified Employee), and shall be made within 60 days after the end of that six month period.

5.4. Distribution upon Disability or Death. Notwithstanding the foregoing, if a Participant becomes Disabled or dies while employed by the Company (or while serving as a Director), the unpaid portion of his or her total vested Account balance, if any, shall vest and be distributed in a single lump sum within 60 days after the Participant’s Separation from Service.

5.5. Withdrawals for Unforeseeable Emergency.

(a) Notwithstanding the foregoing, a Participant may withdraw all or any portion of his or her total vested Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. The Plan Administrator, in its sole discretion, shall determine whether an Unforeseeable Emergency has occurred and shall distribute all or any portion of a Participant's total vested Account balance as soon as practicable after such a determination.

(b) If a Participant receives a distribution on account of an Unforeseeable Emergency under this Plan, such Participant's Deferral Agreement shall terminate as soon as practicable following a withdrawal for an Unforeseeable Emergency.

5.6. Impermissible Acceleration. If the Plan Administrator, in its sole discretion, determines that a distribution under this Article will result in an impermissible acceleration prohibited under Code Section 409A and applicable guidance thereunder, the Plan Administrator reserves the right to refuse to make any such distribution unless and until the Plan Administrator determines that the distribution can be made in accordance with Code Section 409A.

5.7. Delay in Payment. The Plan Administrator may delay a distribution under this Article V. if making a timely payment would jeopardize the ability of the Company to continue as a going concern or if the payment would violate federal securities laws. In each case, payment must be made as soon as the reason for the delay ceases to exist.

5.8. Default Time and Form of Distribution. If the Participant does not select a time and form of distribution in accordance with this Article V, the time and form of distribution shall be a single lump sum distribution of the Participant's total vested Account balance paid as soon as administratively feasible following the Participant's Separation from Service in accordance with the Plan's distribution procedures (including the prohibition on distributions to a Specified Employee before the date which is (i) six months after the date of the Specified Employee’s Separation from Service, or (ii) if earlier, the date of death of the Specified Employee).

5.9. Accelerated Payment Exceptions. The Plan Administrator may provide for an accelerated payment of vested amounts credited to a Participant's Account under the following circumstances:

(a) To comply with a Qualified Domestic Relations Order. For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which:

(1) is issued pursuant to a State's domestic relations law;

(2) relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child, or other dependent of the Participant;

(3) creates or recognizes the right of a spouse, former spouse, child, or other dependent of the Participant to receive all or a portion of the Participant's benefits under the Plan;

(4) requires payment to such person of their interest in the Participant's benefits in an immediate lump payment; and

(5) meets such other requirements established by the Company.

The Company shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Company may consider the rules applicable to "domestic relations orders" under Code Section 414(p) and ERISA Section 206(d), and such other rules and procedures as it deems relevant.

(b) To cover any employment tax, where applicable, on amounts deferred under the Plan, to pay federal income tax withholding amounts (or the corresponding state, local, or foreign tax withholding amounts as a result of the payment of any employment taxes). The total payment under this acceleration provision must not exceed the aggregate employment taxes and withholding related to such employment taxes;

(c) In connection with a termination and liquidation of the plan in accordance with Treasury Regulation §1.409-3(j)(4)(ix);

(d) Due to income inclusion resulting from a violation of Code Section 409A; and

(e) To cover a debt owed to the Company if the participant incurred the debt in the ordinary course of business, the offset does not exceed $5,000 per calendar year, and payment occurs on the due date of the debt.

5.10. Distributions under this Plan shall only be made in cash.

ARTICLE VI. PLAN INVESTMENTS.

6.1. All amounts payable under the Plan to a Participant or his or her Beneficiaries shall be paid by the Company from its general assets. The payment of benefits under the Plan represents an unfunded, unsecured obligation of the Company. Notwithstanding the fact that the Participants' Accounts may be adjusted by an amount that is measured by reference to the performance of any deemed Investment Funds as provided in Section 6.2., no person entitled to payment under the Plan shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Company which may be responsible for such payment, including any Trust.

6.2. In the Company's discretion, the Plan Administrator may permit Participants to elect one or more Investment Funds in which the Accounts will be deemed to be invested for purposes of crediting earnings or losses on such Accounts. Such election shall be subject to any such restrictions as deemed advisable by the Plan Administrator in its sole discretion. In the event that the Company does not permit a Participant to make a deemed investment election or in the event that the Participant fails to elect a deemed investment election with respect to his or her Accounts, the Company may designate a default Investment Fund for such purpose. Amounts to be distributed shall be valued as of the last business day of the month preceding the month in which the payment is to be made.

ARTICLE VII. BENEFICIARY.

7.1. A Participant shall designate on his or her Deferral Agreement or other form provided by the Company, the Beneficiary or Beneficiaries (i.e., a person or persons who are to receive distributions in the event of the Participant's death, which may be a trust). If the Participant has not properly designated a Beneficiary, or if for any reason such designation shall not be legally effective, or if said designated Beneficiary or Beneficiaries shall predecease the Participant, then the Participant's estate shall be treated as the Beneficiary. A Participant may change his or her Beneficiary designation at any time by amending his or her Deferral Agreement or other form provided by the Company.

ARTICLE VIII. ADMINISTRATION.

8.1. Plan Administrator. The Plan Administrator shall be the Board or a committee of employees of the Company and/or Directors appointed by the Board to administer the Plan.

8.2. Claims for Benefits.

(a) Filing a Claim. A Participant or his or her authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Plan Administrator. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a Claimant.

(b) Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the Claimant within ninety days of the date on which the claim is received by the Plan Administrator. If special circumstances (such as for a hearing) require a longer period, the Claimant will be notified in writing, prior to the expiration of the ninety-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond ninety days after the expiration of the initial ninety-day period.

(c) Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Plan Administrator and will clearly set forth:

(1) The specific reason or reasons for the denial;

(2) Specific reference to pertinent Plan provisions on which the denial is based;

(3) A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4) An explanation of the procedure for review of the denied or partially denied claim set forth below, including the Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(d) Review of Denial. Upon denial of a claim, in whole or in part, a Claimant or his or her duly authorized representative will have the right to submit a written request to the Plan Administrator for a full and fair review of the denied claim by filing a written notice of appeal with the Plan Administrator within sixty days of the receipt by the Claimant of written notice of the denial of the claim. A Claimant or the Claimant's authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the Claimant fails to file a request for review within sixty days of the denial notification, the claim will be deemed abandoned and the Claimant precluded from reasserting it. If the Claimant does file a request for review, his or her request must include a description of the issues and evidence he or she deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e) Decision upon Review. The Plan Administrator will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(1) The specific reason or reasons for the adverse determination;

(2) Specific reference to pertinent Plan provisions on which the adverse determination is based;

(3) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; and

(4) A statement describing any voluntary appeal procedures offered by the Plan and the Claimant's right to obtain the information about such procedures, as well as a statement of the Claimant's right to bring an action under ERISA Section 502(a).

A decision will be rendered no more than sixty days after the Plan Administrator's receipt of the request for review, except that such period may be extended for an additional sixty days if the Plan Administrator determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the Claimant before the end of the initial sixty-day period.

(f) Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted his or her remedies under this Section. In any such legal action, the Claimant may only present evidence and theories which the Claimant presented during the claims procedure. Any claims which the Claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a Claimant's denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the Claimant presented during the claims procedure. Any suit or legal action initiated by a Claimant under the Plan must be brought by the Claimant no later than one year following a final decision on the claim for benefits by the Plan Administrator. The one-year limitation on suits for benefits will apply in any forum where a Claimant initiates such suit or legal action. Any claim under this Plan relating to an alleged failure to make a contribution to this Plan, and any suit or legal action for benefits under this Plan must be made within two years of the date on which the claimed contribution is alleged should have been made or, if later, the date on which the Claimant is or should have been aware that such contributions have not been made.

(g) Disability Claims. Claims for Disability benefits shall be determined under the DOL Regulation Section 2560.503-1 which is hereby incorporated by reference.

8.3. Indemnification. To the extent not covered by insurance, the Company shall indemnify the Plan Administrator, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person's own gross negligence or willful misconduct.

8.4. Power and Authority. The Plan Administrator shall have full power and authority to adopt rules and regulations (including without limitation a reasonable claims procedure) for the administration of the Plan, and to interpret, alter, amend, or revoke any rules and regulations so adopted. The Plan Administrator shall have full power and authority to interpret the terms and provisions of this Plan and any instrument filed hereunder.

8.5. Finality of Decisions. The Plan Administrator's decisions or interpretations made under the Plan shall be binding and final on all interested parties.

8.6. Information Requests. Any party entitled to payment under this Plan shall comply with all written requests of the Plan Administrator or its designee to furnish the Company with any information known or available to such party and necessary to the administration of the Plan.

8.7. No Fiduciary Relationship. Neither the Plan, nor any action taken by the Plan Administrator or the Company, shall create or be deemed to create a trust or fiduciary relationship of any kind between the Company and the Participant, his or her Beneficiary, or any other person.

ARTICLE IX. MISCELLANEOUS.

9.1. Amendment of Plan. The Company or its delegate may amend any provisions of the Plan at any time to the extent that it may deem advisable without the consent of Participants or any Beneficiaries, provided that no such amendment shall reduce the amount of Compensation deferred before such amendment without the consent of affected Participants or Beneficiaries.

9.2. Termination of Plan.

(a) The Company may terminate the Plan at any time, provided the following requirements are satisfied:

(1) The termination is not proximate to a downturn in the Company's financial health;

(2) All plans and arrangements that would be aggregated with the Plan for purposes of Code Section 409A if the same service provider had deferrals of compensation under all of the plans and arrangements are also terminated and liquidated;

(3) No payments to Participants other than payments that would have been paid absent the termination are made within twelve months of the Plan termination;

(4) All payments in liquidation of the Plan are made within twenty-four months of the Plan termination; and

(5) The Company does not adopt a plan of the same type as the Plan for a period of three years following the date of Plan termination.

(b) Notwithstanding the foregoing, the Company may terminate the Plan:

(1) Within twelve months of a corporate dissolution of the Company taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that amounts deferred under the Plan are included in the Participants' income in the latest of:

(i) The calendar year in which the Plan termination occurs;

(ii) The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii) The first calendar year in which the payment is administratively practicable.

(2) Within thirty days preceding or twelve months following a Change in Control, provided that all plans sponsored by the Company immediately after the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan for purposes of Code Section 409A are also terminated and liquidated with respect to each Participant who experienced the Change in Control, and further provided that all such Participants receive all amounts of compensation deferred under the terminated plans within twelve months of the date of termination of the plans.

(c) Upon Plan termination in accordance with this Section, any unpaid portion of a Participant's Account balance shall be payable in a single lump sum.

(d) Notwithstanding the foregoing, if the Plan Administrator, in its sole discretion, determines that any accelerated payments made on account of Plan termination are prohibited under Code Section 409A and applicable guidance thereunder, the Plan Administrator reserves the right to refuse to make any such payments unless and until the Plan Administrator determines that the payments can be made in accordance with Code Section 409A.

(e) For purposes of this Section, as well as Sections 9.3, 9.4, 9.5, and 9.7, "Company" shall be construed to refer to the Company and all Persons with whom the Company would be considered a single employer under Code Sections 414(b) or (c). However, solely for purposes of Section 9.2(b)(2) above, where the Change in Control results from an asset purchase transaction, the Company with the discretion to terminate and liquidate the plans is the service recipient Company that is primarily liable immediately after the transaction for the payment of the deferred compensation.

9.3. No benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. The provisions of this Plan shall be binding upon and inure to the benefit of the Company and Participants and their respective successors, heirs, personal representatives, executors, administrators, and legatees.

9.4. Nothing contained in the Plan shall be construed as a contract of employment or service between the Company and any Participant, or as a right of any Participant to be continued in the employment of or service to the Company, or as a limitation of the right of the Company to discharge any of its employees or service providers, with or without cause.

9.5. This Plan and a Participant's Deferral Agreements, and any subsequently adopted amendment thereof, shall constitute the total agreement or contract between the Company and such Participant regarding the Plan. No oral statement or other written document regarding the Plan may be relied upon by the Participant.

9.6. All questions arising in respect of the Plan, including those pertaining to its validity, interpretation, and administration, shall be governed, controlled, and determined in accordance with the applicable provisions of federal law and, to the extent not preempted by federal law, the laws of the State of Tennessee. All legal actions or proceedings relating to the Plan shall be brought exclusively in the courts of Tennessee.

9.7. Code Section 409A. It is intended that the Plan comply with the provisions of Code Section 409A. The Plan and each Deferral Agreement shall be administered in a manner consistent with this intent. Each payment made under the Plan, including each payment in a series of installment payments, shall be considered a "separate payment" within the meaning of Code Section 409A. Neither a Participant nor any of a Participant's creditors or Beneficiaries shall have the right to subject any amounts payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. A Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant's Account in connection with the Plan (including any taxes and penalties under Code Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

This revised and restated Plan is effective on the date it is adopted (as that date is indicated below), provided that the changes to the definition of “Deferral Agreements” and the modifications to Sections 5.1, 5.2(a), 5.2(b), and 5.3 shall be effective with respect to Deferral Agreements made after the date this revised and restated Plan is adopted (as that date is indicated below).

IN WITNESS WHEREOF, the Company hereby adopts this revised and restated Plan this 17th day of May, 2023.

COVENANT LOGISTICS GROUP, INC.

By: /s/ James S. Grant

Title: Chief Accounting Officer